Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports 2011 Year End Results

Englewood, CO – March 1, 2012 – Westmoreland Coal Company (NasdaqGM:WLB) today reported its results for 2011.

Highlights:

•
Adjusted EBITDA decreased $8.5 million (10.4%) during 2011 to $73.1 million as compared to $81.6 million in 2010.  The decrease was due to the prolonged hydro electric power season and subsequent flooding that affected the first three quarters of the year and approximately $4.4 million in black lung and worker’s compensation charges that were recorded in the fourth quarter, caused by changes in discount rates and medical cost projections.

•
Net loss applicable to common shareholders of $34.5 million ($2.61 per basic and diluted share) for 2011 compared to 2010 net loss of $1.9 million ($0.17 per basic and diluted share).  The 2011 net loss includes $17.0 million in charges related to the refinancing of debt, and a $3.2 million fair value adjustment expense on the conversion of convertible debt, associated with $150 million of senior secured notes issued by the company during the first quarter.  The 2011 net loss also includes the aforementioned $4.4 million of black lung and workers’ compensation expenses. The majority of the remaining difference was due to the impact of the hydro electric power season and approximately $1.1 million in costs related to relocating the company headquarters to the Denver area.

•
Westmoreland’s 2011 safety results set new performance bests for the company as it achieved lost time and reportable incident rates of 51.2% and 52.8%, respectively, of the national averages for surface operations for the year.

•
During the fourth quarter of 2011, Westmoreland announced it had signed an agreement to purchase Chevron’s Kemmerer, WY coal mine.  The acquisition of the Kemmerer Mine and related financing transaction were closed in January 2012.

“2011 presented numerous unexpected adversities for our customers that negatively impacted our operations” said Keith E. Alessi, Westmoreland’s President and CEO.  “The year started off with unprecedented snow pack in the Cascades which led to one of the longest hydro electric generation seasons on record.  This was followed by flooding across the Northern tier, which delayed and disrupted rail movements.  Finally, in November, one of our customers experienced a fire at one of their units, which forced it to shut down, pending repairs.  The first $2.0 million in losses, which will impact us primarily in the first quarter of 2012, is covered by our captive insurance company, and we expect remaining losses to be covered by our business interruption insurance.  I am proud of the fact that we not only reacted quickly and prudently to these issues, but we were able to post very respectable results as measured by EBITDA. Our EBITDA for the year was only down 10.4% in the face of these significant adverse events, from 2010, which was a record year. This is strong testimony to the strength of our cost plus business model and the tenacity of the management team in managing costs.

We were also able to make significant progress on a number of strategic fronts during the year. We improved our liquidity with a February senior secured note offering. This set the stage for us to acquire additional coal reserves at our WRI operation and allowed us to successfully enter into an agreement with Chevron Mining Inc., late in December,

Westmoreland News Release	Page 1 of 8	March 1, 2012

to acquire the Kemmerer Mine.  We seamlessly relocated the corporate headquarters to the Denver area during the year and we are extremely proud that we had a record safety performance year.

We closed on the Kemmerer acquisition and the related financing in January 2012.  We are encouraged by the early results at Kemmerer and the integration is going well.  We look forward to continuing to execute our strategic initiatives, and improving our overall results during 2012.”

Safety

We received state and industry safety awards during the year. The Beulah Mine received the Lignite Energy Council’s Safety Excellence Award for the mine or plant with the lowest accident incident rate in the lignite industry and Rocky Mountain Coal Mining Institute Surface Mine Safety Award, small mine category, for the surface mine with the lowest reportable rate of incidents. The Rosebud Mine received the 2011 President’s Safety Award.  During 2011, we continued to maintain reportable and lost time incident rates significantly below national averages as indicated in the table below.

	2011
	Lost Time Rate	Reportable Rate
WCC Mines	0.65	1.03
National Surface Mines	1.27	1.95

Financial Results

Westmoreland’s 2011 net loss income includes $17.0 million of charges related to the refinancing of debt in February 2011 and $3.2 million of expense on the fair value adjustment on the conversion feature in the company’s convertible debt that was converted to common stock and retired in February 2011. Fiscal year 2011 also includes $1.1 million of expense related to the company’s corporate office relocation.  Fiscal year 2010 net loss included $4.8 million of expense related to the impact of the fair value adjustment of the conversion feature and the related debt discount amortization.  Excluding those items, net loss increased by $16.1 million.

The company’s revenues in 2011 decreased to $501.7 million compared with $506.1 million in 2010.  Westmoreland’s Adjusted EBITDA decreased to $73.1 million in 2011 from $81.6 million in 2010.  These decreases were primarily driven by record hydro electric power conditions that displaced customers’ coal-generated power, flooding conditions that disrupted rail service, and to a lesser degree, a fire at a key customer’s plant.

Coal Segment Operating Results

The following table shows comparative coal results between 2011 and 2010:

	Year Ended December 31,
			Increase / (Decrease)
	2011	2010	$	%
	(in thousands)
Revenues	$414,928	$418,058	$(3,130)	(0.7)%
Operating income	27,453	32,922	(5,469)	(16.6)%
Adjusted EBITDA	76,821	81,681	(4,860)	(5.9)%
Tons sold - millions of equivalent tons	21.8	25.2	(3.4)	(13.5)%
Operating income per ton sold	$1.26	$1.31	$(0.05)	(3.9)%

The company’s coal revenues for 2011 decreased to $414.9 million compared with $418.1 million in 2010.  Coal segment revenues decreased primarily because of the favorable hydro electric power conditions, which displaced Westmoreland’s customers’ coal-generated power.  Coal revenues also decreased due to flooding conditions, which disrupted rail service at the Absaloka Mine and, to a lesser degree, a fire at a key customer’s plant in late 2011.

Coal segment operating income decreased to $27.5 million in 2011 compared to $32.9 million in 2010.  Coal segment operating income decreased primarily from the same factors that decreased coal segment revenues discussed above.

Coal segment Adjusted EBITDA decreased to $76.8 million in 2011 compared to $81.7 million in 2010.

Westmoreland News Release	Page 2 of 8	March 1, 2012

Power Segment Operating Results

The following table shows comparative power results between 2011 and 2010:

	Year Ended December 31,
			Increase / (Decrease)
	2011	2010	$	%
	(In thousands)
Revenues	$86,785	$87,999	$(1,214)	(1.4)%
Operating income	12,119	11,721	398	3.4%
Adjusted EBITDA	23,191	22,664	527	2.3%
Megawatts hours	1,607	1,620	(13)	(0.8)%

The company’s power segment revenues for 2011 decreased to $86.8 million compared to $88.0 million in 2010.  Power segment revenues for 2011 decreased primarily due to longer planned maintenance outages.

Power segment operating income increased to $12.1 million in 2011 compared to $11.7 million in 2010.  Operating income increased due to the fact that in 2010, ROVA executed a planned major maintenance project which occurs every five years.  Maintenance expenses were therefore significantly lower in 2011 and the decrease in maintenance expense was partially offset by the reduction in revenues discussed above.

Power segment Adjusted EBITDA increased to $23.2 million in 2011 compared to $22.7 million in 2010.

Heritage Segment Operating Results

The company’s 2011 heritage costs were $19.7 million compared to $16.0 million in 2010.  Heritage segment operating expenses for 2011 increased primarily due to updated cost projections and unfavorable discount rate changes related to black lung and workers’ compensation benefit liabilities.

Heritage segment Adjusted EBITDA increased to a negative $19.7 million in 2011 from a negative $16.0 million in 2010.

Corporate Segment Operating Results

Corporate segment operating expenses for 2011 increased $1.1 million compared with expenses for 2010 primarily due to office relocation expenses.  Corporate segment Adjusted EBITDA increased to a negative $7.2 million in 2011 from a negative $6.8 million in 2010.

Nonoperating Results (including interest expense, interest income, other income (loss), income tax benefit, and net loss attributable to noncontrolling interest)

Interest expense for 2011 increased to $29.8 million compared with $23.0 million for 2010 primarily due to the higher overall debt levels resulting from the offering of senior secured notes in February 2011.  Interest income for 2011 decreased to $1.4 million compared with $1.7 million for 2010 due to lower interest rates.  Other loss for 2011 was comparable to 2010.  Income tax benefit for 2011 increased to $0.4 million compared with $0.1 million for 2010 due to lower taxable income.  Noncontrolling interest for 2011 increased to $3.8 million compared with $2.6 million for 2010 due to an increase in the noncontrolling interest adjustment to reduce losses from a partially owned consolidated coal segment subsidiary.

Cash Flow from Operations

Cash provided by operating activities in 2011 remained consistent with cash provided by operating activities in 2010.  The decreases caused by record hydroelectric power conditions, flooding conditions that disrupted rail service, and a fire at a key customer’s plant were offset with decreases in payments for postretirement medical, pension and asset retirement obligation liabilities.

Westmoreland News Release	Page 3 of 8	March 1, 2012

Cash used in investing activities increased $4.5 million in 2011 compared to 2010 primarily as a result of the $4.0 million deposit paid for the Kemmerer Mine acquisition.  Additions to property, plant and equipment increased to $27.6 million in 2011 compared to $22.8 million in 2010.

Cash provided by financing activities increased by $34.8 million in 2011 compared to 2010, primarily as a result of the offering of senior secured notes in February 2011.

Westmoreland’s working capital deficit at December 31, 2011 decreased by $14.1 million to $21.7 million compared to a $35.8 million deficit at December 31, 2010 primarily as a result of a $25.0 million increase in cash and cash equivalents primarily due to the offering of senior secured notes in February 2011.

Conference Call

A conference call regarding Westmoreland Coal Company’s 2011 results will be held on Thursday, March 1, 2012, at 10:00 a.m. Eastern Time.  Call-in instructions are available on the company’s web site and have been provided in a separate news release.

Cautionary Note Regarding Forward-Looking Statements

This news release contains “forward-looking statements.”  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.  Examples of forward-looking statements include, but are not limited to, Mr. Alessi’s comments that we expect our results to continue to improve in 2012, we expect remaining losses to be covered by our business interruption insurance, and Mr. Alessi’s comments relating to the results at and integration of Kemmerer.

Forward-looking statements are based on the company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  The company’s actual results may differ materially from those contemplated by the forward-looking statements.  The company cautions you therefore against relying on any of these forward-looking statements.  They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions and the following:

•	uncertainties related to performance of the Kemmerer Mine following completion of the Kemmerer acquisition and the integration of the Kemmerer Mine into our operations;

•	unforeseen liabilities associated with the Kemmerer acquisition or the risk that liabilities assumed in the Kemmerer acquisition will exceed our current estimates;

•	effective management of the Company’s expanded operations following the Kemmerer acquisition;

•
risks associated with our estimated postretirement medical benefit and pension obligations, including those we are assuming in the Kemmerer acquisition, and the impact of regulatory changes on those obligations;

•
changes in our black lung obligations, including those we are assuming in the Kemmerer acquisition, changes in our experience related to black lung claims, and the impact of the Patient Protection and Affordable Care Act;

•	our potential inability to maintain compliance with debt covenant requirements;

•	whether and when we will enter into the new revolving credit facility;

•
competition with natural gas and other non-coal energy resources, which may be increased as a result of energy policies, regulations and subsidies or other government incentives that encourage or mandate use of alternative energy sources;

Westmoreland News Release	Page 4 of 8	March 1, 2012

•
coal-fired power plant capacity, including the impact of environmental regulations, energy policies and other factors that may cause utilities to phase out or close existing coal-fired power plants or reduce construction of any new coal-fired power plants;

•	railroad, export terminal capacity and other transportation performance, costs and availability;

•	the potential inability of our subsidiaries to pay dividends to us due to restrictions in our debt arrangements, reductions in planned coal deliveries or other business factors;

•
our potential inability to enter into new coal supply agreements with existing customers due to the unfavorable result of competitive bid processes or the shutdown of a power facility due to new environmental legislation or regulations;

•
risks associated with the structure of Westmoreland Energy LLC’s and its subsidiaries, collectively referred to herein as ROVA, contracts with its coal suppliers and power purchaser, which could dramatically affect the overall profitability of ROVA;

•	the effect of Environmental Protection Agency inquiries and regulations on the operations of ROVA;

•
the effect of prolonged maintenance or unplanned outages at our operations or those of our major power generating customers, including unplanned outages at our customers due to the impact of weather-related variances or catastrophic events;

•
the potential that insurance proceeds from our business interruption claim relating to the unexpected shutdown of one of the Absaloka mine customers will not be sufficient to cover our losses associated with the business interruption;

•
future legislation and changes in regulations, governmental policies and taxes, including those aimed at reducing emissions of elements such as mercury, sulfur dioxides, nitrogen oxides, particulate matter or greenhouse gases; and

•	other factors that are described in “Risk Factors” herein

Any forward-looking statements made by the company in this news release speaks only as of the date on which it was made. Factors or events that could cause the company’s actual results to differ may emerge from time-to-time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States.  The Company’s coal operations include coal mining in the Powder River Basin in Montana, sub-bituminous mining in Wyoming, and lignite mining operations in Montana, North Dakota and Texas.  Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.  For more information, visit www.westmoreland.com.

# # #

Contact: Kevin Paprzycki (720) 354-4489

Westmoreland News Release	Page 5 of 8	March 1, 2012

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010	2009
	(In thousands, except per share data)
Revenues	$501,713	$506,057	$443,368

Cost, expenses and other:
Cost of sales	392,787	394,827	373,070
Depreciation, depletion and amortization	45,594	44,690	44,254
Selling and administrative	40,276	39,481	40,612
Heritage health benefit expenses	18,575	14,421	28,074
Loss on sales of assets	640	226	191
Other operating income	(6,785)	(8,109)	(11,059)
	491,087	485,536	475,142
Operating income (loss)	10,626	20,521	(31,774)
Other income (expense):
Interest expense	(29,769)	(22,992)	(23,733)
Loss on extinguishment of debt	(17,030)	-	-
Interest income	1,444	1,747	3,218
Other income (loss)	(2,572)	(2,587)	5,991
	(47,927)	(23,832)	(14,524)
Loss before income taxes	(37,301)	(3,311)	(46,298)
Income tax benefit	(426)	(141)	(17,136)
Net loss	(36,875)	(3,170)	(29,162)
Less net loss attributable to noncontrolling interest	(3,775)	(2,645)	(1,817)
Net loss attributable to the Parent company	(33,100)	(525)	(27,345)
Less preferred stock dividend requirements	1,360	1,360	1,360
Net loss applicable to common shareholders	$(34,460)	$(1,885)	$(28,705)

Net loss per share applicable to common shareholders:
Basic and diluted	$(2.61)	$(0.17)	$(2.88)
Weighted average number of common shares outstanding
Basic and diluted	13,192	10,791	9,967

See accompanying Notes to Consolidated Financial Statements.

Westmoreland News Release	Page 6 of 8	March 1, 2012

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Years Ended December 31,
	2011	2010
	(In thousands)
Cash provided by (used in):
Operating activities	$44,735	$45,353
Investing activities	(33,639)	(29,180)
Financing activities	13,912	(20,917)

	December 31,
	2011	2010
	(In thousands)
Balance Sheet Data (Unaudited)
Total assets	$759,172	$750,306
Total debt	$282,269	$242,104
Working capital deficit	$(21,669)	$(35,793)
Total deficit	$(249,859)	$(162,355)
Common shares outstanding	13,811	11,161

	December 31,
	2011	2010	2009
	(In thousands)
Adjusted EBITDA by Segment
Coal	$76,821	$81,681	$51,207
Power	23,191	22,664	18,117
Heritage	(19,675)	(15,968)	(31,770)
Corporate	(7,221)	(6,761)	(7,253)
Total	$73,116	$81,616	$30,301

Westmoreland News Release	Page 7 of 8	March 1, 2012

	December 31,
	2011	2010	2009
Reconciliation of Adjusted EBITDA to Net loss	(In thousands)
Net loss	$(36,875)	$(3,170)	$(29,162)

Income tax (benefit) expense from continuing operations	(426)	(141)	(17,136)
Other (income) loss	2,572	2,587	(5,991)
Interest income	(1,444)	(1,747)	(3,218)
Loss on extinguishment of debt	17,030	-	-
Interest expense	29,769	22,992	23,733
Depreciation, depletion and amortization	45,594	44,690	44,254
Accretion of ARO and receivable	10,878	11,540	9,974
Amortization of intangible assets and liabilities	657	590	279
EBITDA	67,755	77,341	22,733

Customer reclamation claim	-	-	4,825
(Gain)/loss on sale of assets	640	226	191
Share-based compensation	4,721	4,049	2,552
Adjusted EBITDA	$73,116	$81,616	$30,301

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP.  EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess the company’s operating performance and the company believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the company’s operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of the company’s operations from period to period by removing the effect of the company’s capital structure and asset base from its operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing the company’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect the company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;
•	do not reflect changes in, or cash requirements for, the company’s working capital needs; and
•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the company’s debt obligations.

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the company’s industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that the company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the company to invest in the growth of its business. The company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 8 of 8	March 1, 2012